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                                                                    EXHIBIT 12.2

                          ALCO STANDARD CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES
                   (EXCLUDING CAPTIVE FINANCE SUBSIDIARIES)
                            (DOLLARS IN THOUSANDS)

                                               1996     1995         1994         1993        1992
                                             --------   -------     --------    -------      -------
Earnings
  Income from continuing operations          $ 140,656  $ 100,539  $  (11,351)  $ 53,174    $  45,557
  Add:
     Loss from unconsolidated affiliate                               117,158      2,538
     Provision for income taxes                 85,512     63,938      32,904     34,621       29,777
     Fixed charges                              59,514     42,138      32,389     25,707       20,188
                                              --------   --------   ---------   --------     --------

  Earnings, as adjusted                 (A)  $ 285,682  $ 206,615  $  171,100   $116,040    $  95,522
                                              ========   ========   =========   ========     ========

Fixed Charges
  Other interest expense, including interest
   on capital leases                         $  37,179  $  21,672   $  16,118  $  15,382    $  11,400
  Estimated interest component of
   rental expense                               22,335     20,466      16,271     10,325        8,788
                                              --------   --------    --------   --------     --------

                                        (B)  $  59,514  $  42,138   $  32,389  $  25,707    $  20,188
  Total fixed charges                         ========   ========    ========   ========     ========


Ratio of earnings to fixed charges
     (A)/(B)                                       4.8        4.9         5.3        4.5          4.7
                                                   ===        ===         ===        ===          ===